JPMORGAN VALUE OPPORTUNITIES FUND

and

WASHINGTON MANAGEMENT CORPORATION

AMENDED AND RESTATED

BUSINESS MANAGEMENT AGREEMENT

AGREEMENT made this 18th day of February 2010, between JPMORGAN VALUE OPPORTUNITIES FUND, INC. (a Maryland corporation, hereinafter referred to as the "Fund"), and WASHINGTON MANAGEMENT CORPORATION (a Delaware corporation, hereinafter referred to as the "Corporation").

WHEREAS, the Fund is a registered investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Corporation is experienced and able to act as business manager of the Fund;

NOW, THEREFORE, for good and valuable consideration, the receipt whereof is hereby acknowledged, and the mutual performance of undertakings herein, it is agreed by and between the parties hereto as follows:

1.

Services to be Provided by the Corporation. The Corporation, as business manager for the Fund, will, at its own expense furnish to the Fund the services of its employees and agents to perform the executive, administrative and clerical services in the management and conduct of the corporate business and affairs of the Fund.  Such services shall include, but not be limited to, those services set forth in Exhibit A, attached to this agreement and made a part of it.

2.

Expenses. The Corporation shall bear expenses incurred by it which are necessary for the performance of its duties and activities specified in the Agreement, except such expenses as are assumed by the Fund under this Agreement. The Corporation (or its affiliates, as applicable) will also pay the compensation and expenses of all officers and executive employees of the Fund who are directors, officers or employees of the Corporation or of its affiliates and will make available or cause to be made available, without expense to the Fund, the services of such of the directors, officers and employees of the Corporation or its affiliates as may duly be elected officers or directors of the Fund, subject to their individual consent to serve and to any limitations imposed by law. The Fund shall bear all of its other expenses incurred in its operation and not specifically assumed by the Corporation. The expens es assumed by the Fund shall include, without limitation: organizational expenses of the Fund; fees and expenses incurred in connection with the Fund's membership in investment company organizations; fees of the investment adviser; interest expenses; taxes and governmental fees; distribution fees; brokerage commissions and other expenses incurred in acquiring or disposing of the Fund's portfolio securities; expenses of registering and qualifying the Fund’s shares for sale with the

Securities and Exchange Commission and with various state securities authorities; the expenses of qualifying the Fund to do business in jurisdictions where such qualification is required; accounting, auditing and legal costs; the cost of preparing share certificates or any other expenses, including clerical and administrative expenses, related to the issue, redemption and repurchase of Fund shares; insurance premiums; fees and expenses of the Custodian and Transfer Agent for the Fund and for any related services; expenses of obtaining quotations on the Fund's portfolio securities and pricing of the Fund's shares; expenses of shareholders' meetings; expenses of preparing and distributing reports, proxies and prospectuses to existing shareholders; and expenses and fees of the Fund's Directors who are not "interested persons" of the Fund, as that term is defined in the 1940 Act.

3.

Compensation. For the services provided and the expenses assumed by the Corporation, the Fund shall pay to the Corporation a fee, computed daily and to be paid on or about the 10th day of each month, equal on an annual basis to: 0.175% of the average daily net assets of the Fund.

 The term "average daily net assets of the Fund" is defined as the average of the values placed on the net assets of the Fund as of the close of the New York Stock Exchange, on each day on which the net asset value of the portfolio of the Fund is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if the Fund lawfully determines the value of the net assets of its portfolio as of some other time on each business day, as of such time. The value of the net assets of the Fund shall be determined pursuant to the applicable provisions of the Fund's then current Registration Statement under the 1940 Act and the Securities Act of 1933 ("Registration Statement"). If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this paragraph 3, the value of the net assets of the Fund shall be deemed to be t he value of such net assets as last determined in accordance with the Registration Statement. If the determination of the net asset value of the Fund has been suspended pursuant to the Registration Statement for a period including a month for which payment pursuant to this Agreement is due, the Corporation's compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

4.

Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Corporation hereby agrees that all records which it maintains or causes to be maintained for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Corporation further agrees to preserve or cause to be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

5.

Sub-contracts. The Corporation may, from time to time, at its own expense, employ or associate with itself such person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement.

6.

Limitation of Liability. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither the Corporation nor its stockholders, officers, directors, employees or agents shall be subject to any liability for, or any damages, expenses or losses incurred in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the Corporation's duties or by reason of reckless disregard of the Corporation's obligations and duties under this Agreement. Notwithstanding the foregoing, the Corporation shall not be liable to the Fund for the acts and omissions of any party engaged by the Corporation to assist it in carrying out its obligations under this Agreement except to the extent that such party is liable to the Corporation for such acts and omissions pursuant to the contract under which the Corporation shall have retained such party. Any person, even though also empl oyed by the Corporation, who may be or become an employee of and paid by the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as the employee or agent of the Corporation.

7.

Services Not Exclusive. It is understood that the services of the Corporation are not exclusive, and nothing in this Agreement shall prevent the Corporation, or any affiliate thereof, from providing similar services to other investment companies (whether or not their investment objectives and policies are similar to those of the Fund) or other clients or from engaging in other activities.

8.

Duration and Termination. This Agreement shall become effective as of March 31, 2010, 4:00 p.m. EST and shall continue in force until March 31, 2011, if not sooner terminated. This Agreement shall continue in effect for successive 12-month periods, unless terminated, provided that each such continuance is specifically approved at least annually by (a) the vote of a majority of the entire Board of Directors of the Fund, or by the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), and (b) the vote of a majority of those Directors who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time without payment of any penalty, by the Fund upon the vote of a majority of the Fund's Board of Dire ctors or by a majority of the outstanding voting securities of the Fund, or by the Corporation, in each case, on sixty (60) days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment (as such term is defined in the 1940 Act).

9.

Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

10.

Miscellaneous.

a. This Agreement shall be construed in accordance with the laws of the State of Maryland, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, as amended, or rules or orders of the Securities and Exchange Commission thereunder.

b. The captions of this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

c.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

d. The Corporation shall for all purposes herein be deemed to be an independent contractor and shall have, unless otherwise expressly provided or authorized, no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

Attest:

JPMORGAN VALUE OPPORTUNITIES FUND, INC.

_____________________

By:

_______________________________

Name:

Jeffrey L. Steele

Title:

President

Attest:

WASHINGTON MANAGEMENT CORPORATION

_____________________

By:

______________________________

Name:

Michael W. Stockton

Title:

Senior Vice President

EXHIBIT A

TO

AMENDED AND RESTATED BUSINESS MANAGEMENT AGREEMENT

SERVICES TO BE PERFORMED BY

WASHINGTON MANAGEMENT CORPORATION (“WMC”)

PURSUANT TO SECTION 1

1.

Provide individuals that serve as officers and interested directors of the Fund.

2.

Furnish and compensate all employees required to perform WMC’s duties under the Business Management Agreement.

3.

Provide office space, secretarial and clerical services, office equipment, supplies and communication facilities.

4.

In conjunction with the Fund’s Independent Board Chair, arrange and coordinate all Board and Committee Meetings. Prepare and distribute meeting schedules and maintain lists of regular agenda items for Board and Committee Meetings. Maintain a schedule of Board and Committee Meeting duties and requirements including matters requiring Board action. Schedule includes annual action items such as action required for renewal of business management agreement, investment adviser agreement, 12b-1 plans, principal underwriting agreement, shareholder servicing agreements and regulatory filings.

5.

Prepare, collect and distribute, in conjunction with all service providers, Board and Committee Meeting materials, and periodic and special reports to the Board in advance of meetings.

6.

Attend Board and Committee Meetings and draft Board and Committee Meeting minutes. Distribute minutes for review and prepare final form of minutes.

7.

Assist the Board in developing Fund policies and procedures.

8.

Establish procedures to assist the Board of Directors with their oversight duties (including fund governance, contracts, accountant selection, insurance, net asset valuation, director independence, audit committee financial expert, chief compliance officer and interfund transactions).

9.

Assist in Board members’ on-going education. Provide new Board member orientation, and regularly inform the Board of industry and regulatory developments. Carry out instructions of the Board with respect to policy decisions.

10.

Assist the Board with approval of key service provider agreements. Assist the Governance Committee in obtaining data for evaluation purposes.

11.

Assist the Board in review and approval of WMC, the investment adviser, principal underwriter and Fund compliance programs. The WMC Chief Compliance Officer interfaces with the Chief Compliance Officer of the Fund and serves as the liaison for regulatory inquiries.

12.

Collect and analyze comparative statistical data on investment results, operating expenses and growth of the Fund, sales and redemptions of the Fund’s shares, and prepare and submit periodically the following reports on such data to the Board of Directors:

a.

Brokerage commissions paid to securities dealers for transactions in portfolio securities of the Fund,

b.

Sales of the Fund shares by securities dealers,

c.

Comparative investment results and

d.

Net sales and redemptions of Fund shares.

13.

Assist Board members in maintaining their status as independent directors. Prepare, provide and review annual director questionnaires.

14.

Monitor the number of Directors that have been elected by shareholders and the percentage of the Board that is independent by maintaining a schedule and periodically reviewing the ratio of Directors elected by shareholders and the ratio of those that are independent.

15.

Assist the Board of Directors in overseeing the development and operation of share class-based services to shareholders.

16.

Assist the Board and the Committee on Proxy Voting Procedures (the “Proxy Committee”) in developing, monitoring and updating proxy voting policies and procedures. Coordinate the voting of all proxies of the portfolio companies held by the Fund. Provide the personnel to support the Principal Executive Officer (“PEO”) of the Fund (or his designated voting officer) who votes all proxies in accordance with the Board’s policies. Execute the voting of proxies, maintain paper copy of proxy materials and voting record. Prepare monthly voting report, which is reviewed by Fund officers. Advise the Fund’s Board of any significant controversies relating to proxy votes. Schedule meetings of the Proxy Committee. Provide the Board with an annual report setting out the voting record of proxies.

17.

Provide copies of Securities and Exchange Commission (“SEC”) filings to Board members.

18.

Assist in making travel arrangements for Directors and officers attending out-of-town meetings.

19.

Assist the Board in designating an Audit Committee Financial Expert.

20.

Assist the Board in designating a Fund Chief Compliance Officer.

21.

Provide financial and certain other reports to the Directors on a monthly basis.

22.

Provide support to the Fund’s Independent Board Chairman.

23.

Maintain or provide for the maintenance of certain Fund records, including corporate, tax and accounting records; SEC filings, tax filings, Board and Committee Meeting materials and minutes; code of ethics; Fund agreements; Fund procedures; documents concerning fidelity bond and D&O/E&O insurance; articles of incorporation and by-laws. Periodically review files to verify completeness.

24.

Prepare or arrange for the preparation of all corporate filings and tax returns.

25.

Monitor the daily financial position of the Fund.

26.

Assist in coordinating and facilitating the annual audit of the Fund’s financial statements with the independent registered public accountant for the Fund.

27.

Create and design annual and semi-annual shareholder reports. Plan, prepare and arrange for their printing and timely distribution to shareholders.

28.

Monitor the activities of the investment adviser and principal underwriter.

29.

Monitor shareholder services provided by the Fund’s transfer agent. Review and/or negotiate fees for the services of the transfer agent.

30.

Monitor the services of the fund accounting agent. Review and/or negotiate fees for the services of the fund accounting agent.

31.

Monitor services provided by custodian of the Fund’s investment assets and cash balances. Review and/or negotiate fees for the services of the custodian.

32.

Coordinate and maintain continuous liaison with officers and personnel of the investment adviser, principal underwriter, transfer agent, fund accounting agent, custodian, Fund counsel and independent registered public accountant.

33.

Oversee state registration of fund shares, including oversight of the blue sky service provider. Review filings and authorize payments in connection with state registration requirements. Maintain a record of geographical distribution of Fund shares sales in connection with state registration requirements.

34.

Consult with Fund counsel and auditors on current legal, accounting and tax matters.

35.

Assists with disbursement of all dividends and capital gain distributions.

36.

Oversees proxy solicitations, including preparation of the proxy statement, related SEC filings and printing and distribution of Notices of Meetings of Shareholders, proxy statements and proxy cards. Coordinate review of the proxy statement by Fund officers, Directors, Fund counsel and independent registered public accountant. Coordinate and conduct shareholder meetings, including attending the meetings and preparing the minutes.

37.

Make Board-authorized transfers to the Fund's operating account from its custody account.

38.

Pay all Fund expenses from the Fund's operating account. Maintain a record of and monitor all Fund expenditures. Provide Board with regular reports setting out Fund expenses.

39.

Reconcile Fund’s operating account statement each month.

40.

Review and analyze Fund expense ratios and consider changes in accrual rates.

41.

Maintain filing schedule for all required Fund filings.

42.

Prepare and file necessary amendments to the Fund’s Registration Statement on Form N-1A, including that required for the renewal of and updates to the Fund prospectuses. Coordinate review by Fund service providers including WMC, investment adviser, fund accountant, Fund counsel and independent registered public accountant.   Prepare and file supplements to the prospectus with the SEC.

43.

Prepare and file the N-SAR semi-annual report of the Fund with SEC. N-SAR responses are generated from multiple sources and reviewed by multiple Fund officers. The N-SAR is compared to previous filing for consistency and accuracy.

44.

Develop and maintain disclosure controls and procedures in compliance with N-CSR and N-Q requirements. WMC Disclosure Controls Committee meets in connection with the filing of Form N-CSR and Form N-Q and as otherwise appropriate.   The Committee ensures that any material weakness or fraud, of which it is aware, is reported directly to the Fund’s Audit Committee and independent registered public accountant.

45.

Prepare and file Form N-CSR. Information required to be disclosed in Form N-CSR is gathered and communicated to Fund management, including its PEO and Principal Financial Officer (“PFO”) to allow timely decisions regarding required disclosure.

46.

Prepare and file Form N-Q. The quarterly holdings report is prepared in coordination with fund accounting and is reviewed by the WMC Disclosure Controls Committee as well as Fund service providers and Fund officers.

47.

Prepare and file Form N-PX, the Fund’s annual proxy voting record.

48.

Prepare and file Form 24f-2.

49.

Keep informed with respect to regulatory and industry developments.

50.

Develop, administer and monitor the WMC and Fund Codes of Ethics. Maintain a record of pre-clearance requests and monitor pre-clearance procedures, and receive and review annual reports and confirmation statements.

51.

Assist the Board in implementing the Code of Professional Standards for Fund PEO and PFO. File Code with Form N-CSR.

52.

Administer and monitor Codes of Conduct for Attorneys, including WMC attorneys.

53.

Review with Fund counsel compliance with provisions of the Investment Company Act of 1940, as amended.

54.

Monitor, review and file applicable tax filings. Monitor tax law changes applicable to registered investment companies. Periodically analyze general ledger to ensure that required distributions for income and excise tax are made. Fund officers review the calculation of distributions and submit the same to Directors for approval. Ensure elections and schedules are properly calculated and included with tax returns. Maintain copies of all final schedules. Ensure tax returns (including extensions) are timely filed with federal and state authorities.

55.

Monitor and report regularly to the Board on the use of Fund assets for payments under Rule 12b-1 Plans of Distribution to assure such expenditures are limited to expenses authorized by the Board of Directors, and are within overall Plan limits. Review all Plan payments for consistency with the terms of the Plans. Assist Board in the review of materials presented by principal underwriter and Fund counsel to assist Directors in assessing annual required renewal of each 12b-1 Plan. Review sales literature provided to WMC by principal underwriter for consistency with Fund policies and procedures.

56.

Participate in the development and implementation of the Fund’s privacy policy as required under Regulation S-P. Implement and maintain WMC’s privacy policy and periodically remind WMC staff of obligations under the policy.

57.

Monitor and assist in maintaining the Fund’s procedures related to applicable anti-money laundering requirements and customer identification program.

58.

Assist Board in developing procedures and recommending changes to Audit Committee Charter to comply with applicable requirements.

59.

Reconcile month-end custodian account statements with fund accounting records, including security positions. Any discrepancies are noted, researched and resolved. Copies of discrepancies will be provided to the PEO and PFO.

60.

Monitor reports and file required items necessary for compliance with Section 17f-2 of the Investment Company Act of 1940.

61.

Maintains fidelity bond and D&O/E&O insurance policies for the Fund, including monitoring Fund asset levels and coverage amounts, preparing the renewal application for the fidelity bond, and completing necessary filings with the SEC. If applicable, files claims on behalf of the Fund.

62.

Receive and review a month-end portfolio pricing report of all Fund assets. Any exceptions are investigated and reconciled.

63.

Securities without readily available market prices are priced using Board approved valuation procedures. Maintain records of fair valued securities. Prepare Board reports concerning fair valued securities.

64.

Perform periodic compliance reviews relating to policies and procedures of the Fund, as deemed necessary by WMC.

65.

Receive and review monthly fund accounting exception reports.

66.

Receive and review periodic compliance reports from the investment adviser.

67.

Develop and monitor “whistle blower” provision to allow WMC personnel to report possible violations of Fund policies or regulations.

68.

Coordinate 17a-7 interfund transactions.

69.

Monitor 10f-3 transactions where an affiliate serves as an underwriter.

70.

Monitor 17e-1 transactions where an affiliate receives a commission on a portfolio transaction.

71.

Monitor purchases-in-kind and redemptions-in-kind.

72.

Respond directly and/or in coordination with appropriate service provider to inquiries received directly from shareholders and dealers. Maintain a copy of related correspondence. Make special reports to shareholders, as requested.

73.

Maintain a disaster recovery program to provide for effective contingent operations as well as communication with key service providers in the event of business location failure.

74.

Provide information in response to regulatory examinations and provide exam assistance, including serving as the liaison with the examiners during the exam and assisting with preparation of the exam response.

75.

Prepare and file amendments to the articles of incorporation and prepare amendments to the by-laws.

76.

Monitor Fund shares outstanding in relation to shares that have been authorized for sale.

77.

Administer Director compensation.

78.

Provide and administer Director website.

79.

Perform such other activities, duties and responsibilities as promulgated by rule, regulation or board request.